EXHIBIT 99.1

Contact:
Patriot Investor Relations
ir@ptsc.com
760-547-2700 ext. 102

Company Addresses Fictitious News Release Regarding Cash Dividend

CARLSBAD, Calif., Oct.  27 /PRNewswire-FirstCall/ -- Patriot Scientific Corporation (OTC Bulletin Board: PTSC - News) announced that a recently reported story by a major news organization regarding the Company’s planned payment of a cash dividend to shareholders of record as of October 26, 2010 is fictitious.  The Company considers this an extremely serious act and is taking measures to identify the underlying source of such false news report.

About Patriot Scientific

Headquartered in Carlsbad, California, Patriot Scientific Corporation provides data sharing and secure data solutions for a connected world.  Patriot Scientific addresses the expanding market opportunities in the healthcare, justice and public safety industries through its wholly owned subsidiary Patriot Data Solutions Group, Inc. These growth activities are funded with revenues generated, in a large part, from the Moore Microprocessor Patent™ Portfolio licensing partnership with The TPL Group.  Patriot Scientific’s integrated core intelligence solution addresses the critical data/information sharing needs of the healthcare industry, the Department of Homeland Security, the Department of Justice, and federal, state, and local public safety and law enforcement agencies. For more information on Patriot Scientific Corporation, visit: www.ptsc.com.